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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File Number: 333-07184
                                                                       ---------

                          Novel Denim Holdings Limited
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             (Exact name of registrant as specified in its charter)


   1/F, Novel Industrial Building, 850 - 870 Lai Chi Kok Road, Cheung Sha Wan,
                        Kowloon, Hong Kong 852-2785-5988
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Ordinary Shares, par value $1.00 per share
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            (Title of each class of securities covered by this Form)


                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)   [ ]               Rule 12h-3(b)(1)(i)   [ ]
       Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)   [X]               Rule 12h-3(b)(2)(i)   [X]
       Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                               Rule 15d-6            [ ]


    Approximate number of holders of record as of the certification
or notice date:                                                            2
                                                                        -------

    Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 28, 2005         By:  /s/ Kee Chung Chao
                                ----------------------------------
                                Name:  Kee Chung Chao
                                Title: Director, Chief Executive Officer
                                       and President